Exhibit 3.1

CERTIFICATE OF SECOND AMENDMENT

TO THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
LADDER CAPITAL CORP
(a Delaware corporation)

Ladder Capital Corp, a Delaware corporation (the “Corporation”), hereby certifies as of this 7th day of June 2023 as follows:

FIRST: The name of this corporation is Ladder Capital Corp.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 21, 2013. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 6, 2014. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 27, 2015. The Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation (the “First Amendment”) was filed with the Secretary of State of the State of Delaware on June 4, 2015.

THIRD: The Second Amended and Restated Certificate of Incorporation of the Corporation, as amended by the First Amendment, is hereby amended by deleting ARTICLE VIII thereof and inserting the following in lieu thereof:

“ARTICLE VIII.

Section 8.1         Limited Liability of Directors and Officers. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law as so amended. Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.”

FOURTH: This Certificate of Second Amendment to the Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, Ladder Capital Corp has caused this Certificate of Second Amendment to the Second Amended and Restated Certificate of Incorporation to be signed by Kelly Porcella, its Chief Administrative Officer & General Counsel, as of the date first above written.

LADDER CAPITAL CORP

By:	/s/ Kelly Porcella
Name:	Kelly Porcella
Title:	Chief Administrative Officer & General Counsel